EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between DS HEALTHCARE GROUP, INC., (NASDAQ: DSKX) (a.k.a. DS Laboratories) Headquartered in Pompano Beach, Florida, a Florida corporation (the “Company”), and RENEE BARCH-NILES (the “Executive”), on this 26th day of October, 2015.

RECITALS

WHEREAS, the Company is presently engaged in developing products for skin care and personal care needs on a global basis; and

WHEREAS, pursuant to this Agreement, the Executive shall be the Company’s Chief Executive Officer (“CEO”); and

WHEREAS, the Company desires to employ the Executive and benefit from her contributions to the Company; and

NOW, THEREFORE, in consideration of the foregoing provisions, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. EMPLOYMENT.

1.1. EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein, for a term (“Initial Term”) commencing Oct 19th, 2015 (the “Effective Date”) and expiring on December 31st, 2019, unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, shall be automatically renewed for one (1) year periods (each, a “Renewal Term”) thereafter until terminated in accordance with the provisions herein, unless terminated upon at least six months’ written notice prior to the end of the then-existing term in accordance with Section 6.7 hereof. (The Initial Term and any automatic renewals shall be hereinafter referred to as the “Employment Period”).

1.2. DUTIES OF THE EXECUTIVE. During the Employment Period, the Executive shall serve as CEO of the Company, overseeing all corporate strategy, new product development, sales, marketing, finance, operations and public relations. In order to make clear the Executive’s position hereunder, all other employees of the Company (including executives) shall report to and/or be under the direction of the Executive. The foregoing is a material inducement for the Executive’s agreement to enter into this Agreement. The Executive shall report solely to, and shall be subject solely to the supervision and direction of, the Company’s Board of Directors (the “Board”) at duly called meetings of the Board. The Executive agrees to devote substantially all of her attention and business time during normal business days and hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder as a senior executive officer involved with the general management of the Company, to use her reasonable best efforts to perform faithfully and efficiently such responsibilities. Notwithstanding the foregoing, it shall not constitute a violation of this Agreement for the Executive to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments and engage in other business activities, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

2. COMPENSATION AND BONUS.

2.1. BASE SALARY. (a) Commencing on the Effective Date, the Executive shall receive a base salary at the annual rate of not less than US$200,000.00 (the “Base Salary”). The Base Salary shall be paid to the Executive in accordance with the Company’s standard payroll schedule and procedures, but in no event less frequently than bi-weekly, subject to required applicable withholding for taxes. The Base Salary shall be reviewed by the Board at least annually for merit increases, and may be increased at any time, but may not be decreased. In addition, the Company shall review the Executive’s Base Salary for an increase upon a Change of Control (as defined in Section 6.4(b) herein). At the sole discretion of the Board, the Company may increase the Executive’s Base Salary to offset any increases in the cost of living. The Base Salary, if so increased, shall not thereafter be decreased for any reason.

2.2. BONUS. The Executive shall be entitled to receive a cash bonus with a target of 100% of her Base Salary each year of her employment hereunder (the “Bonus”). Payment of the Bonus shall result from achieving bonus performance targets mutually agreed upon by the Executive and the Board. For each bonus target met, the Executive shall receive one-third of the total bonus amount and shall be paid in accordance with the Company’s ordinary payment practices for bonus payments, but in no event less frequently than annually.

2.3. COMMISSIONS. The Company shall pay the Executive a three percent (3%) commission (calculated as a percentage of the gross sales amount) on the following transactions: new account/client acquisition that the Executive has brought and closed on her own to the Company.

2.4. TAX TREATMENT. All payments made to Employee pursuant to this Section 2 shall be treated as wages for withholding and employment tax purposes, unless otherwise required by law. Compensation upon separation shall be governed by this Agreement and the terms herein.

3. EQUITY.

3.1. EQUITY GRANT. As of the date this Agreement is executed by the parties (the “Execution Date”), the Company grants to Employee 450,000 shares (or greater if the “Make-Whole” provision in Section 3.3(a) below is triggered) of the Company’s stock which is listed on the NASDAQ stock market exchange, symbol DSKX, that vest every month that the Executive is employed by the Company at a rate of 9,375 shares per month for 48 months for a total that equals 450,000 shares. Upon execution of this agreement, 9,375 shares will immediately vest.

3.2. EQUITY SIGNING BONUS GRANT. As of the Execution Date, the Company grants to Executive 15,924 shares (or greater if the “Make-Whole” provision in Section 3.3(b) below is triggered) of the Company’s stock which is listed on the NASDAQ stock market exchange, symbol DSKX, that vest every month that the Executive is employed by the Company at a rate of 1,327 shares per month for 12 months so total equals 15,924 shares. Upon execution of this agreement 1,327 shares will immediately vest.

3.3. MAKE-WHOLE. (a) Should the block of shares granted pursuant to Section 3.1 drop below a $2.5 million valuation in the five-month period following the Execution Date, the Company shall issue additional shares to the Executive to meet a $2,500,000 ($2.5 million) valuation; such additional shares shall vest in accordance with the schedule set forth in Section 3.1. This make-whole provision will have a $3.50 per share price floor.

(b) Should the block of shares granted pursuant to Section 3.2 drop below a $50,000 valuation in the five-month period following the Execution Date, the Company shall issue additional shares to the Executive to meet a $50,000 valuation; such additional shares shall vest in accordance with the schedule set forth in Section 3.2. This make-whole provision will have a $3.50 per share price floor.

3.4. WARRANT. The Company shall provide to the Executive warrant coverage of $100,000 per year, with a one-year expiration date calculated as the average price in the last five (5) trading days of the year.

3.5. IMMEDIATE VESTING. Notwithstanding any other provision or language in this Agreement, upon the occurrence of (1) a Change of Control (as set forth in Section 6.4(b) hereof), or (2) the termination of the Executive’s employment or this Agreement for any reason other than Cause (as set forth in Section 6.1 hereof), all shares that have been granted by the Company to the Executive but have not vested shall immediately vest and be exercisable.

4.

EXECUTIVE’S BENEFITS.

4.1. BENEFITS.  During the Employment Period, the Company shall provide and pay all costs including premiums for comprehensive major medical and hospitalization, dental, vision, disability and life insurance coverages for the Executive and her spouse/dependents, which policies the Company shall maintain in force and effect without interruption throughout the term of this Agreement. In addition, the Executive shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers or other peer executives of the Company. The Executive shall also be entitled to participate in all incentive, 401(k), savings and retirement plans, practices, policies and programs and such other perquisites as applicable generally to senior executive officers or other peer executives of the Company. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to this Agreement. The Company shall not amend, terminate or otherwise modify any such Company-wide benefit plans or programs in a manner which results in a reduction of the benefits available to the Executive, unless such amendment, termination or modification is made to an employee-wide benefit plan or program and is applicable to all employees covered by such plan or program.

4.2. EXPENSE REIMBURSEMENT. The Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the performance of her duties hereunder, including expenses for travel and entertainment, cell phone, and internet connectivity expenses. The Executive shall submit supporting documentation to the Company in connection with any expense reimbursement hereunder in accordance with the Company's policies. In the event, the Company relocates its headquarters fifty miles or more from Pompano Beach or otherwise requires the Executive to relocate, the Company shall pay the Executive a mutually acceptable amount sufficient to cover the cost to the Executive of such relocation not less than the amount specified in Section 4.3 hereof. The Company shall pay the Executive an amount up to $5,000 for legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement. The Company shall also pay the Executive an amount up to $3,000 annually for costs incurred by the Executive in connection with seeking professional advice regarding the treatment of certain compensation paid to the Executive hereunder.

4.3. RELOCATION. (a) Company shall pay Executive a lump sum amount of $30,000.00 or make payments on behalf of the executive in connection with her relocation from Ohio to Florida (the “Relocation Payments”). In the event that the Executive incurs tax liability on the Relocation Payments which exceeds the amount of the Relocation Payment (in other words, the Executive’s relocation expenses and the tax liability on the Relocation Payment together exceed $30,000.00), the Company shall pay the Executive an amount sufficient to offset any such tax liability.

(b) In addition, in the event that the Executive is hereafter required to relocate to a location more than fifty (50) miles from her then-current work location, the Company agrees that it shall pay the Executive an amount sufficient to compensate the Executive for the costs and expenses she incurs in connection with such relocation, including any tax liability she incurs as the result of the payments to her pursuant to this Section 4.3(b).

4.4. WORK LOCATION AND FACILITIES. The Executive’s work location shall be in Pompano Beach, Florida. The Company shall furnish the Executive with such facilities, equipment and services at her work location as are suitable to her position and adequate for the performance of her duties hereunder.

4.5. CAR ALLOWANCE. During the Employment Period, the Executive shall receive a net after-tax car allowance in the amount of $400.00 per month.

4.6. PAID TIME OFF. During the Employment Term, the Executive shall be entitled to 28 days of paid, personal time off per year (the “PTO Days”), and such holidays as are observed by the Company from time to time. In addition, the Executive shall be entitled to sick leave, bereavement leave, and other such time off as provided for in the Company’s policies and procedures.

4.7 OTHER BENEFITS. Notwithstanding the foregoing, nothing herein shall preclude the Company from providing to the Executive such additional or other benefits that the Company deems appropriate, including, but not limited to, additional bonuses, equity grants or financial incentives.

5. DIRECTOR AND OFFICER INSURANCE/INDEMNIFICATION. The Company shall maintain Directors and Officers Liability Insurance (the “D&O Policy”) for Executive to cover claims, losses, costs and expenses, including but not limited to damages and defense costs, for alleged wrongful acts or omissions by the Executive in her capacity as an officer of the Company or in connection with her employment with the Company. The Company also agrees to defend, indemnify, and hold harmless the Executive from and against all claims, losses, costs and expenses, including attorney’s fees, and agrees to pay for any out-of-pocket costs or damages that are not covered by the D&O Policy arising out of alleged wrongful acts or omissions by the Executive in her capacity as an officer of the Company or in connection with her employment with the Company.

6. TERMINATION.

6.1. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement for Cause; however, any purported termination under this Section 6.1(a) shall be effective only upon a final determination by a court or administrative agency of competent jurisdiction that the Executive engaged in the conduct constituting the Cause (the “Termination Date”). Moreover, during the pendency of any legal action to determine the validity of a purported termination under this Section 6.1(a), and until the Termination Date, the Executive’s employment hereunder shall continue unaffected, and Executive shall continue to receive all of her compensation and benefits hereunder. For purposes of this Agreement, the term “Cause” shall mean:

(i) A material and willful breach of this Agreement committed in bad faith by the Executive (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after the Executive’s receipt of written notice from the Company specifying such breach; or

(ii) The criminal conviction of the Executive of a felony for the commission of a violent crime or a sexual crime involving baseness, vileness or depravity; or

(iii) Material sanctions against the Executive, imposed or consented to, in her capacity as an employee of the Company by regulatory agencies governing the Company (specifically, the SEC or NASDAQ) because of wrongful acts or wrongful conduct of the Executive which have a material adverse effect upon the Company, its business, or ability to raise funds.

(b) Upon the termination of this Agreement pursuant to Section 6.1(a), the Executive shall be entitled to the compensation specified in Section 7.1 hereof.

6.2. TERMINATION DUE TO DEATH.  This Agreement shall terminate automatically upon the death of the Executive. In the event of termination pursuant to this Section 6.2, the Executive shall be entitled to the compensation set forth in Section 7.2.

6.3. TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment without cause by giving the Executive at least thirty (30) days’ written notice of such termination. The Termination Date shall be the date specified by the Company in such notice. Upon any termination of this Agreement pursuant to this Section 6.3, the Executive shall be entitled to the compensation specified in Section 7.3 hereof.

6.4. TERMINATION UPON A CHANGE IN CONTROL. (a) In the event a Change in Control (as hereafter defined) occurs during the Employment Period, the Executive may terminate her employment and this Agreement if the Executive is: (1) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties, responsibilities or compensation of the Executive prior to such Change in Control; In the event the Executive terminates this Agreement pursuant to this Section 6.4, or the Executive’s employment is terminated within six months of a Change of Control, the Executive shall be entitled to the compensation specified in Section 7.4 hereof, and any other compensation and benefits provided in this Agreement in connection with a Change in Control of the Company.

(b) For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred at such time as:

(1) Any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(2) Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(3) A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

(4) The Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

(c) If the Executive elects to terminate her employment pursuant to the terms of this Section 6.4, the Executive shall give the Company at least thirty (30) days’ written termination notice of such termination date. The Termination Date shall be the date specified in such notice.

6.5. VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate her employment under this Agreement for any reason whatsoever upon not less than sixty (60) days’ written notice to the Company. The Termination Date under this Section 6.5 shall be the date specified in the Executive's notice to the Company. Upon the termination of this Agreement pursuant to this Section 6.5, the Executive shall be entitled to the compensation specified in Section 7.5 hereof.

6.6. TERMINATION BY THE EXECUTIVE FOR GOOD CAUSE. The Executive may terminate this Agreement for Good Cause at any time by providing at least thirty (30) days’ written notice to the Company of such termination. For purposes of this Section 6.6, “Good Cause” means: (a) any material decrease in compensation; or (b) any material breach of this Agreement by the Company; or (c) the assignment of any duties to the Executive that are materially inconsistent in any respect with Executive’s position, authority, duties or responsibilities, or any other action by the Company resulting in a material diminution in Executive’s position, authority, duties or responsibilities; or (d) a Change in Control (as defined above).The Termination Date under this Section 6.6 shall be the date specified in the Executive’s notice to the Company. Upon the termination of this Agreement pursuant to this Section 6.6, the Executive shall be entitled to the compensation specified in Section 7.6 hereof.

6.7. TERMINATION UPON THE EXPIRATION OF THE EMPLOYMENT PERIOD. As provided in Section 1.1, the Company may terminate this Agreement by providing written notice to the Executive at least six months prior to the end of the then existing Term. The Termination Date under this Section 6.7 shall be the last day of the then existing Term. Upon any termination of this Agreement pursuant to this Section 6.7, the Executive shall be entitled to the compensation specified in Section 7.7 hereof.

7. COMPENSATION AND BENEFITS UPON TERMINATION.

7.1. CAUSE. Upon a termination pursuant to Section 6.1(a), the Company shall pay the Executive her Base Salary, earned bonus and all accrued PTO Days through the Termination Date, and the Company shall reimburse the Executive for any out-of-pocket expenses.

7.2. DEATH. Upon a termination of this Agreement pursuant to Section 6.2, the Company shall pay to the Executive’s estate or its beneficiaries, as the case may be: (a) the Executive’s Base Salary, earned bonus and all accrued PTO Days through the Termination Date; (b) the amounts specified in Section 7.9; (c) the Executive’s Base Salary and applicable benefits for a 120-day period immediately following the date of the Executive’s death; and (d) any amounts current, accrued or owing to but not yet paid under this Agreement, including cash and stock with all outstanding shares immediately vesting.

7.3. TERMINATION BY THE COMPANY WITHOUT CAUSE. Upon a termination pursuant to Section 6.3:

(a) The Company shall pay the Executive any unpaid amounts of her Base Salary, bonuses earned and accrued PTO Days through the Termination Date; plus the amounts specified in Section 7.9; and

(b)(1) In the event the termination occurs within twelve (12) months of the Effective Date of this Agreement, the Company shall, within thirty (30) days of the Termination Date, pay the Executive a lump sum amount equal to eighteen (18) months of the Executive’s Base Salary; or

(2)  In the event the termination occurs more than twelve (12) months after the Effective Date of this Agreement, the Company shall, within thirty (30) days of the Termination Date, pay the Executive a lump sum amount equal to twenty-four (24) months of the Executive’s Base Salary.

7.4. TERMINATION UPON A CHANGE IN CONTROL. Upon a termination of this Agreement pursuant to Section 6.4, the Executive  shall be entitled to the compensation set forth in Section 7.3 hereof.

7.5. VOLUNTARY TERMINATION BY EXECUTIVE. Upon a termination of this Agreement pursuant to Section 6.5, the Company shall pay to the Executive any unpaid amounts of her Base Salary and accrued PTO Days through the Termination Date; plus the amounts specified in Section 7.9.

7.6. TERMINATION BY EXECUTIVE FOR GOOD CAUSE. Upon a termination of this Agreement pursuant to Section 6.6, the Company shall pay the Executive any unpaid amounts of her Base Salary, bonus earned and accrued PTO Day through the Termination Date; plus the amounts specified in Section 7.9. In addition, the Company shall, within thirty (30) days of the Termination Date, pay the Executive a lump sum amount equal to twelve (12) months of the Executive’s Base Salary.

7.7. EXPIRATION OF THE EMPLOYMENT TERM. Upon a termination of this Agreement pursuant to Section 6.7, the Company shall pay the Executive a lump sum amount equal to twenty-four (24) months of the Executive’s Base Salary, plus the amounts specified in Section 7.9.

7.8. HEALTH AND MEDICAL PLANS. The Executive and her spouse shall be entitled to all continuation of health, medical, hospitalization and other programs during the period that the Executive is receiving payments under this Agreement and, in all cases, as provided by any applicable law. The Executive shall also be entitled to receive any and all benefits that are provided by the Company to its employees upon termination of employment with the Company.

7.9. PERFORMANCE BONUS AND EXPENSE REIMBURSEMENT. If the Executive's employment with the Company is terminated for any reason other than for Cause (as provided in Section 6.1(a) hereof), and unless otherwise set forth herein, the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, a bonus with respect to the Company's fiscal year in which the termination occurs, equal to the bonus that would have been payable to the Executive for the fiscal year if the Executive's employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by 365. In addition, the Executive shall be entitled to reimbursement for reasonable expenses incurred prior to the Termination Date, subject to the provisions of Section 4.2.

8. SUCCESSORS; BINDING AGREEMENT.

8.1. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of the Company's voting common stock or any other successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8.2. BENEFICIARIES. This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to her under this Agreement, including all payments payable under Section 5, if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, the Executive's estate.

9. COMPLETE AGREEMENT. This Agreement is a complete and total integration of the understanding of the parties related to the Executive's employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement.

10. NONCOMPETITION; UNAUTHORIZED DISCLOSURE; INJUNCTIVE RELIEF.

10.1. NO MATERIAL COMPETITION.

(a) Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that, during the Employment Period or for a period of six months immediately following any termination of this Agreement for any reason, she shall not, for herself or on behalf of any other person, persons, firm, partnership, corporation or company:

(1) Solicit or accept business from any clients of the Company from any prospective vendors, contactors, agents or representatives whose business the Company is in the process of soliciting at the time of the Executive's termination, or from any former clients which had done business with the Company within one year prior to the Executive's termination;

(2) Solicit any employee of the Company to terminate such employee's employment with the Company; or

(3) Engage in any health care product related business of the types performed by the Company in the geographical area where the Company is actively doing business or soliciting business.

(b) The provisions set forth in Section 10.1(a) shall not apply or be effective in the event the Company terminates this Agreement pursuant to Sections 6.3, 6.4, 6.6 or 6.7 hereof.

11. NON-SOLICITATION.

(a) During the period of the Executive’s employment with the Company and for a period of six months after termination of her position with the Company for any reason (the “Restricted Period”), the Executive shall not, on her own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, (1) solicit any persons or entities with which the Company had investments or was negotiating investments during the term of the Executive’s employment with the Company, or (2) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending their relationship with the Company or become a client of the Executive or any third party. The Executive further agrees that, during the Restricted Period, she shall not cause or encourage any other person or entity to engage in conduct prohibited in this Section 11(a).

(b) The provisions of this Section 11(a) shall not apply or be effective in the event the Company terminates this Agreement pursuant to Sections 6.3, 6.4, 6.6 or 6.7 hereof.

12. PRESS RELEASES.  Except as otherwise required by law, press releases and other publicity concerning the subject matter of this Agreement shall be made only with the prior Agreement of the parties hereto.  The Company and the Executive shall agree on any communication or press release regarding any termination of the Executive’s employment hereunder regardless of the reason therefore, except by reason of death.

13. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to the conflicts-of-law provisions thereof, and the parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Florida located in Broward County; provided, however, the parties may bring an action in any appropriate jurisdiction as necessary to obtain injunctive or equitable relief hereunder.

14. NOTICES. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first- class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered by overnight courier or in person, or (iii) transmitted by fax, to the Parties at the addresses as follows (or at such other addresses as will be specified by the Parties by like notice):

If to the Company, then to:	If to the Executive, then to:
DS Healthcare Group, Inc. Attention: Daniel Khesin	Renee Barch-Niles 5117 NW 51st Terrace
1601 Green Rd. Unit C	Coconut Creek, FL 33073
Pompano Beach, FL 33064

With copy to:	With copy to:

DS Healthcare Group, Inc.	William M. Walsh
Attn: General Counsel	Law Office of William M. Walsh, LLC 53 W. Jackson Boulevard, Suite 230 Chicago, IL 60604 Facsimile: (312) 265-1599

Each Party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, delivered by courier or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the fax answerback confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

15. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

16. SEVERABILITY. If a court or other tribunal of competent jurisdiction adjudicates or determines that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

17. WAIVER. The waiver by a party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

18. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement.

19. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement.

20. BOARD APPROVAL; AGREEMENT. The Company warrants and represents to the Executive that this Agreement has been reviewed, approved and authorized by the Board. No provisions of this Agreement may be modified, waived or discharged unless such waiver modification or discharge is agreed to in a writing signed by the Executive and the officer of the Company who is specifically designated by the Board.

21. HEADINGS. The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have knowingly and voluntarily executed this Agreement on the date(s) below.

DS Healthcare Group, Inc. (“Company”)		Renee Barch-Niles (“Executive”)

By:	/s/	By:	/s/

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Title:		Date:

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